EXECUTION VERSION

THE WILLIAM CARTER COMPANY
SEVERANCE PLAN

Amended and Restated Effective January 1, 2020

ARTICLE 1
PURPOSE AND TERM OF PLAN
Section 1.01. Purpose of the Plan. The William Carter Company Severance Plan (the “Plan”), as set forth herein, is intended to ease financial hardships which may be experienced by certain eligible employees of The William Carter Company (“Sponsor”) whose employment is terminated involuntarily. Any benefit awarded under the Plan is intended to be an unemployment benefit. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” as those terms are defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Rather, the Plan is intended to constitute a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA and is further intended to be and shall be administered and maintained as an unfunded “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA. No employee or participant shall have a vested right to any benefits under the Plan. The benefits paid by the Plan are not intended as deferred compensation; and it is intended that any benefit paid under the Plan be excluded from the benefit-generating or contribution-generating base of any tax-qualified or nonqualified deferred compensation plan or arrangement sponsored or maintained by the Sponsor, unless the documents setting forth such plan or arrangement specifically state otherwise.

Section 1.02.    Term of the Plan. The Plan will continue until The William Carter Company, acting in its sole discretion, elects to amend, modify, or terminate the Plan.
ARTICLE 2
DEFINITIONS
For purposes of the Plan, the following terms have the meanings specified or referenced below.
Section 2.01.     “Affiliate” means a wholly-owned, direct or indirect, subsidiary of the Sponsor.
Section 2.02.     “Base Pay” means the current base salary or wages paid to an Employee, on an annualized basis, as of the Employee’s Employment Termination Date. Base Pay shall not include: performance, incentive or other bonuses; commissions; overtime; shift premiums; the Sponsor contributions to Social Security; benefits payable under or the Sponsor contributions to any retirement or other plan of deferred compensation; or the value of any fringe benefits provided by the Sponsor.
Section 2.03.     “Benefit” means the amount, if any, that a Participant is entitled to receive pursuant to the applicable Appendix(ices) to the Plan as in effect from time to time.
Section 2.04.    “Board” means the Board of Directors of The William Carter Company.

1

Section 2.05.    “Change in Control” means the occurrence of any of the following events:
(a)    One Person (or more than one Person acting as a group) acquires (other than from The William Carter Company) Beneficial Ownership of stock of The William Carter Company that, together with the stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of The William Carter Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of The William Carter Company stock and acquires additional stock; provided, further, that (1) any acquisition by The William Carter Company, or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by The William Carter Company or an Affiliate shall be excluded;
(b)    One Person (or more than one Person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition), other than from The William Carter Company, Beneficial Ownership of The William Carter Company's stock possessing 50% or more of the total voting power of the stock of The William Carter Company; provided, that (1) any acquisition by The William Carter Company, or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by The William Carter Company or an Affiliate shall be excluded; or
(c)    One Person (or more than one Person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from The William Carter Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of The William Carter Company immediately before such acquisition(s).
A Change in Control will be deemed to occur: (i) with respect to a Change in Control pursuant to subparagraph (a) above, on the date that any Person or group first becomes the Beneficial Owner, directly or indirectly, of stock representing more than 50% of the combined voting power of The William Carter Company’s then-outstanding stock entitled generally to vote for the election of directors; and (ii) with respect to a Change in Control pursuant to subparagraph (b) or (c) above, on the date the applicable transaction closes.
“Beneficial Owner" has the meaning ascribed to it in Rule 13d-3 and Rule 13d-5 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”); except that, in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The term "Beneficial Ownership" has a corresponding meaning.
“Person” has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.
Section 2.06.    “Code” shall mean the Internal Revenue Code of 1986, as amended.
Section 2.07.    “Covered Termination” means an involuntary termination event provided in Section 3.02.

Section 2.08.    “Disqualifying Event” means a termination of employment with the Sponsor resulting from the Employee’s: (a) voluntary cessation of employment, including retirement (except as provided in Section 3.02); (b) failure to return to work following an approved leave of absence; (c) failure to meet job performance expectations; (d) unauthorized disclosure of proprietary information or trade secrets, or violation of any confidentiality or similar agreement signed by the Employee; (e) unauthorized disclosure of customer or vendor or prospective customer or vendor information developed by the Sponsor and/or an Affiliate; (f) attempts to recruit an employee of the Sponsor or an Affiliate to the service of another, or to interfere with the relationship between the Sponsor or an Affiliate and any such employee; (g) publication or other utterance of disparaging remarks intended to have, or having, the effect of damaging the reputation of the Sponsor or an Affiliate or casting aspersions on the quality of services or products provided by the Sponsor or an Affiliate (other than testimony compelled by order of a court of other governmental body of competent jurisdiction or actions otherwise protected by applicable law); (h) acts of dishonesty; (i) violation of any policies, procedures, code of ethics and/or any other rules established by the Sponsor from time to time; (j) engagement in criminal conduct; (k) violation of any laws, rules and/or regulations that are applicable to the Sponsor or an Affiliate, or other misconduct that is likely to be harmful to the business or reputation of the Sponsor or an Affiliate; (l) disability; or (m) death.
Section 2.09.    “Employee” means an employee of the Sponsor eligible to participate in the Plan in accordance with Article 3. Notwithstanding any provision in the Plan to the contrary, any individual not treated as an employee by the Sponsor on its payroll records is excluded from participation in the Plan during any period of such classification, even if a court or an administrative agency later determines that such individual was an employee for all or a portion of such period.
Section 2.10.    “Employment Termination Date” means the date on which the employment relationship between the Employee and the Sponsor is involuntarily terminated. An employment relationship shall be considered to be involuntarily terminated for the purposes of the Plan if, and only if, the termination is for one or more of the reasons identified in Section 3.02 and not due to a Disqualifying Event.
Section 2.11.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
Section 2.12.    “Named Fiduciary” means The William Carter Company and the Plan Administrator. Each Named Fiduciary shall have only those particular powers, duties, responsibilities and obligations as are specifically given such Named Fiduciary under the Plan or applicable law. Any Named Fiduciary, if so appointed, may perform in more than one fiduciary capacity.
Section 2.13.    “Participant” means any of the individuals described in Section 3.01.
Section 2.14.    “Plan” means The William Carter Company Severance Plan as stated herein and as it may be amended from time to time. The Plan as amended and restated herein, supersedes any prior version of the Plan. Nothing contained herein is intended, and shall not be construed, to require any change to any offer of severance benefits made prior to January 1, 2020. The Plan was originally effective as of March 1, 2009.

Section 2.15.    “Plan Administrator” means the Senior Vice President of Human Resources of The William Carter Company or another designee(s) appointed by The William Carter Company to serve as the Plan Administrator, or, in the absence of any such appointment, The William Carter Company.
Section 2.16.    “Plan Year” means the period commencing each January 1 and ending on the following December 31.
Section 2.17.    “Sponsor” means The William Carter Company. The term “Sponsor” shall also include any Affiliate or successor to The William Carter Company if such successor adopts the Plan with the consent of The William Carter Company; provided, however, that The William Carter Company (and any successor) shall have the exclusive power and discretion to amend, modify, or terminate the Plan.
Section 2.18.    “Terminated Employee” means a former Employee who has experienced an involuntary termination within the meaning of Section 2.10.
ARTICLE 3
PARTICIPATION
AND ELIGIBILITY FOR BENEFITS

Section 3.01.    Plan Participants. An Employee shall be eligible to participate in the Plan upon completion of at least six (6) months of continuous service with the Sponsor and/or an Affiliate following the Employee’s most recent hire date and satisfaction of all the other participation requirements stated in the Plan. Employees who are (a) classified as temporary, occasional, on-call, or seasonal in the Sponsor’s employment records, (b) covered by a collective bargaining agreement (unless such agreement specifically provides for participation in the Plan), (c) employed pursuant to a written employment agreement and/or another written agreement that provides for severance benefits (unless such agreement specifically provides for participation in the Plan), or (d) not a residents of the United States, shall not be eligible to participate in the Plan. For the avoidance of doubt, the severance benefits, if any, to which an Employee who is employed pursuant to a written employment agreement and/or another written agreement that provides for severance benefits, shall be determined solely in accordance with the terms of such employment and/or severance agreement.
Section 3.02.    Covered Termination. The Employee must be involuntarily terminated due to one of the following events to be eligible for the Plan: (a) a permanent shutdown or closing of a facility with no offer to transfer or with an offer to transfer made, but not accepted by the Employee, (b) a sale of a facility to an unrelated entity with no offer to transfer, (c) a merger, sale or other similar corporate transaction involving all or a part of the Sponsor’s business or assets with no offer to transfer, or (d) the Employee’s job position is eliminated without available reassignment. A Covered Termination also includes a voluntary termination when the Employee declines a transfer or relocation to a principal work location that is more than thirty-five (35) miles from the Employee’s current principal work location. An otherwise eligible Employee must remain in the employ of the Sponsor until the Employment Termination Date specified for such Employee by the Sponsor.

Section 3.03.    Execution of a General Release. In order to be eligible to receive any Benefits under the Plan, the Terminated Employee must execute a general release of claims in such form(s) as is in effect from time to time for similarly situated employees and as is required by the Sponsor (the “Release Agreement”) and must not revoke the Release Agreement, if such an option is provided in the Release Agreement. The Release Agreement must become effective by the sixtieth (60th) day following the Employee’s Employment Termination Date. The Release Agreement shall, among other things, release the Sponsor, the Affiliates and Carter’s, Inc. and each of their respective directors, officers, employees, agents, successors and assigns, from any and all claims that an Employee has or may have against the Sponsor, the Affiliates and Carter’s, Inc. and each of their respective directors, officers, employees, benefits plans, agents, successors and assigns. The Release Agreement may also include confidentiality provisions protecting the Sponsor’s, the Affiliates’ and Carter’s, Inc.’s confidential and proprietary information as determined by the Sponsor from time to time in its discretion. Different forms of the Release Agreement may be used from one facility or one business unit to another, from one state to another, and from one Participant to another, as determined by the Sponsor in its sole discretion. If the Release Agreement has not been executed, delivered and become irrevocable on or before the sixtieth (60th) day following the Employee’s Employment Termination Date, any and rights to Benefits under the Plan shall be forfeited.

Section 3.04.    Additional Conditions. In order to be eligible to receive any Benefits under the Plan, a Terminated Employee must return all of the Sponsor’s and Affiliate’s property, including, but not limited to, keys, credit cards, documents, records, identification cards, office equipment, portable computers, mobile telephones, pagers, hand held electronic devices, and parking cards to the Sponsor and Affiliate, as applicable, on the last day of employment and execute all documents necessary to assign to the Sponsor or Affiliate, as applicable, all rights to inventions, patents, or other intellectual property belonging to the Sponsor or Affiliate.
In addition, a Terminated Employee is not eligible for Benefits or payments under the Plan if the Terminated Employee has outstanding debts to the Sponsor or an Affiliate or debts for which the Sponsor or an Affiliate may be held responsible. However, if the Terminated Employee makes arrangements satisfactory to the Sponsor or an Affiliate, as applicable, to repay any such outstanding debts, a Plan payment may be made.
ARTICLE 4
THE PLAN ADMINISTRATOR

Section 4.01.    Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Sponsor, to determine the eligibility of each Terminated Employee to participate in the Plan, to calculate the Benefit to be paid to each Terminated Employee who has been selected by the Sponsor to receive a severance pay award pursuant to Article 3, and to determine the manner and time of payment of the Benefit. The

Sponsor or an Affiliate shall make such payments as are certified to it by the Plan Administrator to be due to Participants.

The Plan Administrator shall have the full discretionary power and authority to construe, interpret and administer the Plan, to make Plan and Benefit eligibility determinations, to correct deficiencies in the Plan, and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon all interested parties, subject only to determinations by individuals appointed by the Board to review denied claims for Benefits.
Section 4.02.    Records, Reporting and Disclosure. The Plan Administrator shall keep all individual and group records relating to Participants and all other records necessary for the proper operation of the Plan. Such records shall be made available to the Sponsor and to each Participant for examination during business hours, except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Sponsor or an Affiliate, as payor of the Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security contributions, and other amounts which may similarly reportable).
ARTICLE 5
AMENDMENT AND TERMINATION

Section 5.01.    Amendment, Modification or Termination. The William Carter Company (and any successor) reserves the exclusive right, at any time and from time to time, to amend, modify or terminate the Plan, including amendment or modification of any Appendices hereto, in whole or in part, for any reason, and without either the consent of or the prior notification to any Participant; provided, however, no amendment shall reduce the Benefit of any Employee whose Release Agreement has become effective and who has complied with other conditions for participation in the Plan. The William Carter Company has delegated its authority and power hereunder to its Chief Executive Officer. The William Carter Company retains the right to rescind any such delegation in whole or in part.
ARTICLE 6
DUTIES OF SPONSOR AND AFFILIATES

Section 6.01.    Records. The Sponsor and Affiliates shall supply to the Plan Administrator all records and information necessary to the performance of the Plan Administrator’s duties. Such records shall be conclusive for all purposes of this Plan.

Section 6.02.    Payment. The Sponsor and Affiliates shall make payments from its general assets to Participants formerly in its employ in accordance with the terms of the Plan, as directed by the Plan Administrator.

        ARTICLE 7
         CLAIMS PROCEDURES

Section 7.01.    Application for Benefits. This Section 7.01 shall apply for any claims for Benefits or an eligibility determination. Unless specifically provided otherwise by applicable law, a claim for Benefits or an eligibility determination under this Plan must be made within one (1) year after the Terminated Employee’ Employment Termination Date that gives rise to the claim or the initial eligibility date asserted in the claim, respectively. It is the responsibility of the Terminated Employee or the Terminated Employee’s authorized representative, as applicable, to make sure this requirement is met. If a written claim is not filed by the applicable deadline and in the proper manner, the claim shall expire and be automatically denied if it is subsequently filed.
A request for Benefits is a “claim” subject to these procedures only if it is filed by the Employee or Terminated Employee, as applicable, or the Employee or Terminated Employee’s authorized representative (collectively the “Claimant”) in accordance with the Plan’s claim filing guidelines provided in this Article 7. Claims must be filed in writing with the Plan Administrator. A casual inquiry about Benefits or the circumstances under which Benefits might be paid under the Plan is not a “claim” under these rules, unless it is determined that the inquiry is an attempt to file a claim. If a claim is received, but there is not enough information to process the claim, the Claimant will be given a reasonable opportunity to provide the missing information.The Claimant may designate an authorized representative if written notice of such designation is provided to the Plan Administrator identifying such authorized representative.
(a)    Timing of Notice of Claim. The Plan Administrator shall notify the Claimant of any adverse Benefit determination within ninety (90) days after receipt of the claim. This period may be extended one time by the Plan Administrator for up to ninety (90) days, provided that the Plan Administrator both determines that such an extension is necessary due to matters beyond the control of the Plan and notifies the Claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision.
(b)    Content of Denied Claim. If a claim is wholly or partially denied, the Plan Administrator shall provide the Claimant with a written notice identifying (1) the reason or reasons for such denial, (2) the pertinent Plan provisions on which the denial is based, (3) any material or information needed to grant the claim and an explanation of why the additional information is necessary, and (4) an explanation of the steps that the Claimant must take if he or she wishes to appeal the denial including a statement that the Claimant may bring a civil action under ERISA.
Section 7.02.    Appeals of Denied Claims for Benefits.
(a)    If a Claimant wishes to appeal the denial of a claim, the Claimant shall file a written appeal with the Plan Administrator on or before the sixtieth (60th) day after the Claimant receives the Plan Administrator’s written notice that the claim has been wholly or partially denied. The written appeal shall identify both the grounds and specific Plan provisions upon which the appeal is based, and include all material supporting the Claimant’s appeal. The Claimant shall lose the right to appeal if the appeal is not timely made.

(b)    The Claimant shall be provided, upon request and free of charge, documents and other information relevant to his or her claim. A written appeal may also include any comments, statements or documents that the Claimant may desire to provide. The Plan Administrator shall consider the merits of the Claimant’s written presentations, the merits of any facts or evidence in support of the denial of Benefits, and such other facts and circumstances as the Plan Administrator may deem relevant.

(c)    The Plan Administrator shall ordinarily rule on an appeal within sixty (60) days. However, if special circumstances require an extension and the Plan Administrator furnishes the Claimant with a written extension notice during the initial period, the Plan Administrator may take up to one hundred twenty (120) days to rule on an appeal.

(d)    If an appeal is wholly or partially denied, the Plan Administrator shall provide the Claimant with a notice identifying (1) the reason or reasons for such denial, (2) the pertinent Plan provisions on which the denial is based, (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for Benefits, and (4) a statement describing the Claimant’s right to bring an action under section 502(a) of ERISA within one (1) year following the date of the final decision on appeal. The determination rendered by the Plan Administrator shall be binding upon all parties.

Section 7.03.    Eligibility Determinations. Eligibility determinations shall be made by the Sponsor in accordance with the claims procedures provided in this Article 7 or such other non-discriminatory procedures as the Sponsor may adopt from time to time. An “eligibility determination” is a request for a determination as to whether the Claimant is eligible to participate in the Plan.

ARTICLE 8

MISCELLANEOUS

Section 8.01.    Other Benefits. An Employee who is covered under any group medical, dental and vision plans sponsored by the Sponsor or an Affiliate on his or her Employment Termination Date will be eligible to continue such coverage as required under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”). All of the terms and conditions of the medical, dental and vision plans maintained by the Sponsor or an Affiliate, as amended from time to time, and the related COBRA procedures shall apply to each such Employee and his or her eligible dependents. Nothing in the Plan is intended to amend such plans and/or related COBRA procedures, or limit it any way, the Sponsor’s or an Affiliate’s, as applicable, power and authority to amend or terminate such plans in whole or in part at any time with or without notice (except as otherwise required by law). All other benefits will cease on the Employee’s Employment Termination Date or on the date provided by the plan document for such benefits as in effect from time to time.

Section 8.02.    Tax Treatment. The Benefit payable hereunder shall be subject to required federal, state and local income and employment tax and withholdings. The Sponsor makes no representations as to any particular tax outcome.
Section 8.03.    Mistaken Payments. Any Employee or Terminated Employee who receives a severance payment, or portion thereof, made due to a mistake of fact or law, shall be required to immediately return to the Plan Administrator all amounts received.
Section 8.04.    Effect on At-Will Employment Relationship and on Other Benefits. Neither the Plan, nor any of its provisions, alters the at-will employment relationship between Employee and the Sponsor or an Affiliate. In addition, there shall not be drawn from the continued provision by the Sponsor or an Affiliate of any Benefit hereunder any implication of continued employment or of any continued right to accrue vacation days, paid holidays, paid sick days or other similar benefits normally associated with employment for any part of the period during or in respect of which a Benefit is payable under the Plan.
Section 8.05.    Benefits as Consideration for Waivers, Covenants and Releases. The Benefit provided hereunder, where applicable, shall constitute consideration for the Release Agreement that a Terminated Employee is required to provide to the Sponsor or an Affiliate relating to prior employment by the Sponsor or an Affiliate. The Benefit provided hereunder, where applicable, shall also constitute consideration for any waiver by the Terminated Employee, whether full or partial, and whether absolute or conditional, of any rights, claims, entitlement to relief or damages, or entitlement to seek imposition upon the Sponsor or an Affiliate of penalties, in connection with any contract, express or implied, or under any statute, regulation, rule, order, or similar promulgation by a governmental or quasi-governmental entity to the fullest extent permitted by law. In addition, the Benefit provided hereunder, where applicable, shall constitute consideration for any covenants or agreements contained in the Release Agreement executed by the Terminated Employee in connection with this Plan.
Section 8.06.    Non-alienation of Benefits.
(a)    Except as provided in Subsection (b) of this Section 8.06, none of the payments, Benefits or rights of any Participant shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, Benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any Benefit or any of the payments which he or she may expect to receive, contingently or otherwise, under the Plan.

(b)    Notwithstanding the provisions of Subsection (a) of this Section 8.06, any Benefit hereunder shall be subject to: (1) offset by any claims of the Sponsor or an Affiliate against the Participant; (2) tax liens imposed thereon; and (3) the terms of any valid court order attaching thereto.

Section 8.07.    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

Section 8.08.    Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future (except that no successor to a Sponsor shall be considered a “Sponsor” under the Plan unless that successor adopts the Plan with the written consent of The William Carter Company).

Section 8.09.    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 8.10.    Gender and Number. Except where clearly indicated otherwise by context, the masculine form of any word shall include the feminine and the neuter, the feminine form shall include the masculine and the neuter, the singular form shall include the plural, and the plural form shall include the singular.

Section 8.11.    Unfunded Plan. The Plan is unfunded and no Participant is required to make any contributions to the Plan. The Sponsor will pay the entire cost of all Benefits solely from its general assets. No Participant shall have any right to, or interest in, any assets of the Sponsor or an Affiliate which may be applied to the payment of a Benefit hereunder.

Section 8.12.    Appendices. From time to time, The William Carter Company may elect to append provisions of limited duration to the Plan to govern what The William Carter Company determines to be special circumstances governing certain Employees. Each such Appendix, during the period stipulated therein, shall be deemed a part of the Plan and fully incorporated herein. Except as otherwise stated in any such Appendix applicable to any Employee or Terminated Employee, the rights of such Employee or Terminated Employee as stated in such Appendix shall supersede the rights provided under the Plan, the Benefit provided under such Appendix shall be in lieu of comparable or stipulated Benefits otherwise provided under the Plan, and there shall be no duplication of Benefits.

Section 8.13.     Notice Requirements. To the extent that any federal, state or local laws, including, without limitation, the Worker Adjustment and Retraining Notification Act and so-called “plant closing” laws, require the Sponsor to give advance notice or make a payment of any kind (hereinafter “Notice” or “Statutory Payment” as the case may be) to a Participant because of that Participant’s involuntary termination, the severance Benefits paid under this Plan are intended to satisfy any such Statutory Payment obligation, and the Plan Administrator shall so construe and implement the terms of the Plan. If, however, severance pay under the Plan is totally offset by any Statutory Payment, the Sponsor, in its sole discretion, may pay the Terminated Employee an amount determined from time to time as consideration for the Release Agreement. Notwithstanding the foregoing, if applicable law requires otherwise, severance Benefits paid to a Participant under this Plan will be paid in addition to any Statutory Payment due to the Participant, to the extent required.

Section 8.14.    Lost Payees. A Benefit shall be deemed forfeited if the Plan Administrator is unable to locate a Participant to whom a Benefit is otherwise due.

Section 8.15.    Controlling Law. The Plan shall be construed and enforced according to federal law. To the extent not preempted by federal law, such issue shall be resolved in accordance with the laws of the State of Georgia.

Section 8.16    409A Compliance. It is the Sponsor's intent that amounts paid under this Plan will not constitute "deferred compensation" as that term is defined under Section 409A of the Code, and the regulations thereunder. Thus, all applicable exclusions and exceptions under Treas. Reg. 1.409A-1 shall be applied to the fullest extent possible. Without limiting the generality of the preceding sentences, the short-term deferral exemption under Treas. Reg. 1.409A-1(b)(4), and the exemption for involuntary terminations under separation pay plans under Treas. Reg. 1.409A-1(b)(9)(iii) shall be applied to the fullest extent possible. To the extent the exemption for involuntary terminations under separation pay plans applies, the severance payment shall be paid no later than the last day of the second calendar year following the calendar year in which the involuntary termination occurs. Each payment of severance Benefits shall be treated as a separate payment and not a single payment for all purposes of Section 409A of the Code. If any amount paid under this Plan is determined to be "deferred compensation" within the meaning of Section 409A of the Code, and compliance with one or more of the provisions of this Plan causes or results in a violation of Section 409A of the Code, then such provision shall be interpreted or reformed in the manner necessary to achieve compliance with Section 409A of the Code, including but not limited to, the imposition of a six-month delay in payment to any "specified employee" (as defined in Treas. Reg. 1.409A-1(i)) following such specified employee's date of termination which entitles him or her to a payment under this Plan. All references to a termination of employment (or other similar language) in the Plan shall be interpreted to only mean a "separation from service" under Section 409A of the Code, as applicable. Notwithstanding the foregoing, the Sponsor makes no representations that the payments and Benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Sponsor or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, and as evidence of the adoption of the Plan, The William Carter Company has caused the same to be executed by its duly authorized officer this 3rd day of February, 2020 to be effective as of January 1, 2020.

The William Carter Company

/s/ Scott F. Duggan___________________

By:    Scott F. Duggan

Title:	Senior Vice President, Corporate & Legal Affairs, General Counsel

Appendix A
To the William Carter Company Severance Plan
(Amended and Restated Effective January 1, 2020)

Severance Benefits for Salaried Exempt Employees
and Non-Exempt and Hourly Employees
(Effective January 1, 2020)
Section A1Amount of Severance Benefit. A Terminated Employee who has satisfied the requirements of Article 3 of the Plan shall be entitled to receive the following Benefits, as determined by the Plan Administrator:
(a)General. Severance pay will be based on the following factors: (1) years of continuous service following the Terminated Employee’s most recent hire date with the Sponsor and/or an Affiliate as of his or her Employment Termination Date, (2) classification, and (3) OshKosh B’Gosh, Inc. employment as of July 14, 2005.
(b)Years of Continuous Service. Each Terminated Employee shall receive credit for one “year of continuous service” for each twelve (12) month period of continuous employment with the Sponsor from such Terminated Employee’s most recent hire date as of his or her Employment Termination Date; provided, however, that any Terminated Employee with at least six (6) months of continuous service, but less than twelve (12) months of continuous service, with the Sponsor from such Terminated Employee’s most recent hire date as of his or her Employment Termination Date shall receive credit for one year of continuous service solely for purposes of calculating severance benefits under the Plan. Except as provided in the immediately preceding sentence (for a Terminated Employee with at least six (6) months of continuous service, but less than twelve (12) months of continuous service, with the Sponsor from such Terminated Employee’s most recent hire date as of his or her Employment Termination Date), any period of employment which is less than twelve (12) months shall not be considered for any other purpose.
(c)Classifications. The Terminated Employee’s classification at his or her Employment Termination Date shall determine the amount of the severance Benefit as follows:

(1)
Salaried Exempt Employees. Salaried exempt employees will receive one (1) week of severance pay for each year of continuous service (based on the Employee’s most recent date of hire), with a minimum Benefit of two (2) weeks of severance pay and a maximum Benefit of twenty-six (26) weeks of severance pay. A week of severance pay is calculated by dividing the Employee’s Base Pay by fifty-two (52) weeks. In the case of a Change in Control, the twenty-six (26) weeks maximum Benefit shall be extended to fifty-two (52) weeks if a Covered Termination occurs within two (2) calendar years of the Change in Control.

(2)
Non-exempt and Hourly Employees. Non-exempt and hourly employees will receive one (1) week of severance pay for each year of continuous service (based on the Employee’s most recent date of hire), with a minimum Benefit of one (1) week of severance pay and a maximum Benefit of eight (8) weeks of severance pay. A week of severance pay is based on the standard hours per week, excluding overtime, bonuses or commissions.

(d)    Certain OshKosh B’Gosh Employees. Employees who were employed by OshKosh B’Gosh, Inc. as of July 14, 2005 will be eligible to elect optional severance pay and outplacement assistance computed on the basis of the Employee’s job status, base wages, and years of service as of July 14, 2008. Appendix B includes the schedule for optional severance pay and outplacement assistance for these Employees. Employees of retail stores shall not be eligible for the optional severance pay and outplacement assistance benefits.

Section A2    Method of Payment. A Participant’s severance Benefit shall be paid after all of the conditions for payment under the Plan have been fully satisfied and will be paid as salary or wage continuation payments according to the Sponsor’s normal payroll practices in substantially equal installments until the severance is fully paid. Severance Benefits will commence within sixty (60) days of the Employee’s Employment Termination Date if the Release Agreement executed by the Employee becomes fully effective and non-revocable by the sixtieth (60th) day following the Employee’s Employment Termination Date, provided that if such sixty (60) day period spans two calendar years, the payments will commence in the second calendar year. The William Carter Company may elect, in its sole discretion, to make severance payments as a lump sum payment subject to the requirements of Section 409A of the Code, as applicable.

Section A3    Cessation Repayment/Offset of Benefit Payments. A Participant shall cease to participate in the Plan, and all Benefit payments shall cease, upon the occurrence of the earliest of:

(a)    Completion of the payment to the Participant of the entitled Benefit under Section A1;

(b)    Termination by the Plan Administrator of the Terminated Employee’s right to be a Participant upon discovery of the occurrence of a Disqualifying Event within the meaning of Section 2.08 of the Plan, whether or not such discovery occurs before or after the Employment Termination Date;

(c)    The termination of the Plan, or such amendment or modification of the Plan that would exclude the Terminated Employee from participation in the Plan;

(d)    The violation by the Terminated Employee of any of the provisions of this Plan, of any provisions contained in the Release Agreement executed by the Terminated Employee, or of any provision in any other agreement between the Terminated Employee and the Sponsor or an Affiliate including, but not limited to, obligations with respect to trade secrets and confidential information; or

(e)    The Terminated Employee accepts reemployment by the Sponsor or an Affiliate before the end of the severance period, in any position.

In the case of an event described in subsection (b) or (d), the Sponsor may, in its discretion, require the Terminated Employee to repay any and all severance Benefits paid to such Terminated Employee under the terms of this Plan. If required, the Terminated Employee shall immediately repay the severance Benefits to the Plan Administrator.
Section A4    Payment Upon Death. If a Participant dies before Benefit payments under the Plan have been completed, the remaining Benefit payments shall be paid to Participant’s designated beneficiary in a lump sum amount as soon as administratively practicable following the date the Sponsor receives notice of the Participant’s death, but no later than December 31st of the year following the year in which the death occurs. A Participant’s designated beneficiary for the severance Benefit under this Plan shall be determined by using the same beneficiary designated by the Participant to receive benefits under the first of the following plans with a named beneficiary: (1) Carter’s, Inc. 401(k) Savings Plan, (2) Basic Life Insurance Plan, (3) Supplemental Life Insurance Plan, (4) Business Travel Accident Plan (Basic AD&D), and (5) Supplemental Accidental Death & Dismemberment Plan. In the event there is no valid designated beneficiary election form on file with the Sponsor under any of the named plans at the time of the Participant’s death, any Benefit payments remaining to be paid to the Participant under the Plan shall be paid to the Participant’s estate.

*    *    *

Appendix B
To the William Carter Company Severance Plan
(Amended and Restated Effective January 1, 2020)

Optional Severance Pay and Benefits for Certain Employees
Employed by OshKosh B’Gosh, Inc. as of July 14, 2005
Effective January 1, 2020

Employees who were employed with OshKosh B’Gosh, Inc. as of July 14, 2005, and who are eligible for severance Benefits due to a Covered Termination may elect to receive either (a) severance pay and Benefits under The William Carter Company Severance Plan or (b) severance pay and outplacement assistance calculated by using the employee’s job status, base wages, and years of service as of July 14, 2008, in accordance with the following schedule. Employees of retail stores are specifically excluded.

Status	Formula (Weeks of Severance per year of service as of July 14, 2008)	Min Wks	Max Wks	Outplacement (# days)
Nonexempt Employees	1	4	12	30
Exempt	2	4	16	60
Managers (not bonus eligible)	2	8	26	60
Directors or Bonus Eligible Managers	4	16	36	90
Senior VP/ VP	N/A	N/A	52	90

*    *    *